                                                                   EXHIBIT 10.15

                           [LOGO IMPERIAL BANK LOGO]
                                  MEMBER FDIC

                     CORPORATE RESOLUTION REGARDING CREDIT

OFFICE:  San Francisco Regional         Address: 456 Montgomery Street
                                                 San Francisco, California 94104

        RESOLVED, that QUADRAMED CORPORATION borrow from IMPERIAL BANK, hereinafter referred to as "Bank", from time to time, such sums of money as, in the judgement of the officer or officers hereinafter authorized, this corporation may require; provided that the aggregate amount of such borrowing, pursuant to this resolution, shall not at any one time exceed the principal sum of Five Million and No/100 DOLLARS ($5,000,000.00), in addition to such amount as may be otherwise authorized:

        RESOLVED FURTHER, that any 1 of the following named officers

John V. Cracchiolo the Executive VP/CFO/Secretary

James D. Durham    the Chairman/President/CEO

of this corporation (the officer or officers acting in combination, authorized to act pursuant hereto being hereinafter designated as "authorized officers"), be and they are hereby authorized, directed and empowered, for and on behalf and in the name of this corporation (1) to execute and deliver to the Bank such notes or other evidences of indebtedness of this corporation for the monies so borrowed, with interest thereon, as the Bank may require, and to execute and deliver, from time to time, renewals or extensions of such notes or other evidences of indebtedness; (2) to grant a security interest in, transfer, or otherwise hypothecate or deed in trust for Bank's benefit and deliver by such instruments in writing or otherwise as may be demanded by the Bank, any of the property of this corporation as may be required by the Bank to secure the payment of any notes or other indebtedness of this corporation or third parties to the Bank, whether arising pursuant to this resolution or otherwise and (3) to perform all acts and execute and deliver all instruments which the bank may deem necessary to carry out the purposes of this resolution;

        RESOLVED FURTHER, that said authorized officers be and they are hereby authorized and empowered, and that any one of said authorized officers be and he/she is hereby authorized and empowered (1) to discount with or sell to the Bank conditional sales contracts, notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness payable to this corporation, upon such terms as may be agreed upon by them and the Bank, and to endorse in the name of this corporation said notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness so discounted, and to guarantee the payment of the same to the Bank, and (2) to apply for and obtain from the Bank letters of credit and in connection therewith to execute such agreement, applications, guarantees, indemnities and other financial undertakings as Bank may require;

        RESOLVED FURTHER, that said authorized officers are also authorized to direct the disposition of the proceeds of any such obligation, and to accept or direct delivery from the Bank of any property of this corporation at any time held by the Bank;

        RESOLVED FURTHER, that the authority given hereunder shall be deemed retroactive and any and all acts authorized hereunder performed prior to the passage of this resolution are hereby ratified and affirmed;

        RESOLVED FURTHER, that this resolution will continue in full force and effect until the Bank shall receive official notice in writing from this corporation of the revocation thereof by a resolution duly adopted by the Board of Directors of this corporation, and that the certification of the Secretary of this corporation as to the signatures of the above named persons shall be binding on this corporation.

        I, John V. Cracchiolo, Secretary of the above named corporation, duly organized and existing under the laws of the State of Delaware, do hereby certify that the foregoing is a full, true and correct copy of a resolution of the Board of Directors of said corporation, duly and regularly passed and adopted by the Board of Directors of said corporation.

        I further certify that said resolution is still in full force and effect and has not been amended or revoked, and that the specimen signatures appearing below are the signatures of the officers authorized to sign for this corporation by virtue of said resolution.

        EXECUTED ON July 2, 1997

              AUTHORIZED SIGNATURES:

Signature:  /s/ JOHN V. CRACCHIOLO
            ----------------------------
            John V. Cracchiolo

Signature:  /s/ JAMES D. DURHAM                 /s/ JOHN V. CRACCHIOLO
            ----------------------------        -------------------------------
              James D. Durham                          (Secretary)
                                                  John V. Cracchiolo

L 550 (Rev 10/92)

                              [IMPERIAL BANK LOGO]

                                      NOTE

$5,000,000.00               San Francisco, California               July 2, 1997

On July 1, 1998, and as hereinafter provided, for value received, the undersigned promises to pay to IMPERIAL BANK ("Bank"), a California banking corporation, or order, at its SAN FRANCISCO REGIONAL OFFICE, the principal sum of $5,000,000.00 MAXIMUM or such sums up to the maximum if so stated, as the Bank may now or hereafter advance to or for the benefit of the undersigned in accordance with the terms hereof, together with interest from date of disbursement or N/A, whichever is later, on the unpaid principal balance [ ] at
the rate of       % per year [X] at the rate of 0.000*% per year in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in such Prime Rate, or $250.00, whichever is greater. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance is outstanding, divided by 360, which shall, for interest computation purposes, be considered one year.

Interest shall be payable [X] monthly [ ] quarterly [ ] included with principal [ ] in addition to principal [ ] beginning AUGUST 1, 1997, and if not so paid shall become a part of the principal. All payments shall be applied first to interest, and the remainder, if any, on principal. [ ] (If checked), Principal
shall be payable in installments of $        , or more, each installment on
the            day of each                   , beginning                      .
Advances not to exceed any unpaid balance owing at any one time equal to the maximum amount specified above, may be made at the option of Bank.

        Any partial prepayment shall be applied to the installments, if any, in inverse order of maturity. Should default be made in the payment of principal or interest when due, or in the performance or observance, when due, of any item, covenant or condition of any deed of trust, security agreement or other agreement (including amendments or extensions thereof) securing or pertaining to this note, at the option of the holder hereof and without notice or demand, the entire balance of principal and accrued interest then remaining unpaid shall (a) become immediately due and payable, and (b) thereafter bear interest, until paid in full, at the increased rate of 5% per year in excess of the rate provided for above, as it may vary from time to time.

        Defaults shall include, but not be limited to, the failure of the maker(s) to pay principal or interest when due; the filing as to each person obligated hereon, whether as maker, co-maker, endorser or guarantor (individually or collectively referred to as the "Obligor") of a voluntary or involuntary petition under the provisions of the Federal Bankruptcy Act; the issuance of any attachment or execution against any asset of any Obligor; the death of any Obligor; or any deterioration of the financial condition of any Obligor which results in the holder hereof considering itself, in good faith, insecure.

[X] If any installment payment or principal balance payment due hereunder is delinquent ten or more days, Obligor agrees to pay a late charge in the amount of 5% of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the holder of this note to accept payment of any installment past due or less than the total unpaid principal balance after maturity.

        If this note is not paid when due, each Obligor promises to pay all costs and expenses of collection and reasonable attorney's fees incurred by the holder hereof on account of such collection, plus interest at the rate applicable to principal, whether or not suit is filed hereon. Each Obligor shall be jointly and severally liable hereon and consents to renewals, replacements and extensions of time for payment hereof, before, at, or after maturity; consents to the acceptance, release or substitution of security for this note; and waives demand and protest and the right to assert any statute of limitations. Any married person who signs this note agrees that recourse may be had against separate property for any obligations hereunder. The indebtedness evidenced hereby shall be payable in lawful money of the United States. In any action brought under or arising out of this note each Obligor, including successor(s) or assign(s) hereby consents to the application of California law, to the jurisdiction of any competent court within the State of California, and to service of process by any means authorized by California law.

        No single or partial exercise of any power hereunder, or under any deed of trust, security agreement or other agreement in connection herewith shall preclude other or further exercises thereof or the exercise of any other such power. The holder hereof shall at all times have the right to proceed against any portion of the security for this note in such order and in such manner as such holder may consider appropriate, without waiving any rights with respect to any of the security. Any delay or omission on the part of the holder hereof in exercising any right hereunder, or under any deed of trust, security agreement or other agreement, shall not operate as a waiver of such right, or of any other right, under this note or any deed of trust, security agreement or other agreement in connection herewith.

*See attached Libor Addendum and Reference Provision

INITIAL
HERE     J.C.                           QUADRAMED CORPORATION
-----------------------------------     ------------------------------------
                                        By /s/ John V. Cracchiolo
-----------------------------------     ------------------------------------

-----------------------------------     ------------------------------------

IMPERIAL BANK                                           LIBOR ADDENDUM
   LOGO                                                    TO NOTE



        This Libor Addendum ("Addendum") is dated as of July 02, 1997, and is by and between QUADRAMED CORPORATION ("Borrower") and Imperial Bank ("Bank"). This Addendum amends and supplements the Note to which it is attached (the "Note") and forms a part of and is incorporated into the Note.

        In the event of any inconsistency between the terms herein and the terms of the Note, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meanings set forth in the Note.

        1.      ADVANCES.

        1.1 Prime Loans. Advances permitted pursuant to the terms of the Note or this Addendum which bear interest in relation to Bank's Prime Rate shall be referred to herein as "Prime Loans" and each such advance shall be a "Prime Loan." Each Prime Loan shall bear interest at an annual rate equal to the sum of 0.00% plus the Bank's Prime Rate. "Prime Rate" shall mean the rate of interest publicly announced by Bank from time to time in Inglewood, California, as its prime rate for lending. The Prime Rate is not intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to borrowers.

        1.2 Libor Loans. Advances permitted pursuant to the terms of the Note or this Addendum which bear interest in relation to the Libor Rate shall be referred to herein as "Libor Loans" and each such advance shall be a "Libor Loan." Each Libor Loan shall bear interest at the Libor Rate, as defined below. A Libor Loan shall be in the minimum amount of One Million Dollars ($1,000,000) or such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000). No Libor Loan shall be made after the last Business Day that is at least three (3) months prior to the Maturity Date described in the Note.

        2.      INTEREST ON LIBOR LOANS.

        2.1 Rate of Interest. Each Libor Loan shall bear interest on the unpaid principal amount thereof from the Loan Date through the date paid (whether by acceleration or otherwise) at a rate equal to the sum of 2.000% per annum plus the Libor Rate for the Interest Period.

                (a) "Loan Date" shall mean the date on which (i) a Libor Loan is made, a Libor Loan is continued, or a Prime Loan is converted to a Libor Loan.

                (b)     "Interest Period" shall mean a period of one (1), three
(3), six (6) months, commencing on the applicable Loan Date, as selected by Borrower pursuant to Section 2.2; provided, however, that Borrower may not select an Interest Period that would otherwise extend beyond the Maturity Date of the Loan. Borrower may also select a twelve (12) month Interest Period if and when Bank notifies Borrower that such Interest Period is available, as determined by Bank in its sole discretion.

                (c) "Libor Rate" shall mean, for the applicable Interest Period for a Libor Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the Libor Base Rate for such Interest Period divided by (ii) 1.00 minus the Reserve Requirement Rate (expressed as a decimal fraction) for such Interest Period.

                (d) "Libor Base Rate" shall mean with respect to any Interest Period, the rate equal to the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of:

                        (i) the offered rates per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears at 11:00 a.m., London time, on the Reuters Screen LIBOR Page on the Business Day that is two (2) Business Days before the first day of such Interest Period, in each case if at least four (4) such offered rates appear on such page, or

                        (ii) if cause (i) is applicable, (x) the offered rate per annum for deposits in U.S. Dollars for a period equal to such Interest Period which appears as of 11:00 a.m., London time on the Telerate Monitor on Telerate Screen 3750 on the Business Day which is two (2) Business Days before the first day of such Interest Period; or (y) if clause (x) above is inapplicable, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum offered by at least three (3) prime banks selected by Bank at approximately 11:00 a.m. London time, on the Business Day which is two (2) Business Days before such date for deposits in U.S. Dollars to prime banks in the London interbank market, in each case for a period equal to such Interest Period in an amount equal to the amount to which the Libor Rate applies.

                (f) "Reuters Screen LIBOR Page" means the display designated as page LIBOR on the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on the service for the purpose of displaying London interbank offered rates of major banks.

                (g) "Reserve Requirement Rate" means, for any Interest Period, the aggregate of the rates, effective as of the Business Day which is two (2) Business Days before the first day of the Interest Period, at which:

                        (i) reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System; and

                        (ii) any additional reserves are required to be maintained by Bank by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Rate is to be determined as provided in the definition of "Libor Base Rate;" or (y) any category of extensions of credit or other assets which include Libor Loans.

                (h) "Regulatory Change" means, with respect to Bank, any change on or after the date of the Note and this Addendum in any Governmental Regulation, including the introduction of any new Governmental Regulation or the rescission of any existing Governmental Regulation.

                (i) "Governmental Regulation" means any (i) United States Federal, state or foreign law or regulation (including without limitation Regulation D); and (ii) the adoption or making of any interpretation, application, directive or request applying to a class of lenders, including Bank, of or under any United States Federal, state, or any foreign law or regulation (whether or not having the force of law) by any court or by any governmental, central banking, monetary or taxing authority charged with the interpretation or administration of such law or regulation.

        2.2 Determination of Interest Rate. Subject to the terms and conditions of the Note and this Addendum, Borrower, at its option, may request an advance in the form of a Libor Loan, a continuation of a Libor Loan, or a conversion of a Prime Loan into a Libor Loan, only upon delivery to Bank of an irrevocable written notice received by Bank at least three (3) Business Days prior to the requested Loan Date, specifying (i) the principal amount of such Libor Loan, (ii) the requested Loan Date, and (iii) the selected Interest Period. Upon receiving such notice, Bank shall determine (which determination shall be in accordance with Section 2.1 and shall, absent manifest error, be final, conclusive and binding upon all parties hereto) the Libor Rate applicable to such Libor Loan two (2) Business Days prior to the Loan Date, and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower. If Borrower shall fail to notify Bank of its selected Interest Period for a Libor Loan (including the continuation of an existing Libor Loan or the conversion of a Prime Loan into a Libor Loan), the Borrower shall be deemed to have selected an Interest Period of three (3) months.

        2.3 Computation of Interest and Fees. All computations of interest and fees payable pursuant to the Note shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed (less the date of repayment).

        2.4 Recordation by Bank. Bank is hereby authorized to record the Loan Date, the applicable Interest Period, the principal amount, and the interest rate of each Libor Loan made (or continued or converted) by Bank, and the date and amount of each payment or prepayment of principal thereof, in Bank's records. Any such recordation shall constitute prima facie evidence of the accuracy of the information recorded; provided that the failure to make any such recordation shall not in any way affect the Borrower's obligations hereunder.

        3.      CONVERSION TO PRIME LOANS.

        3.1 Election by Borrower. Subject to all the terms and conditions of this Addendum, Borrower may elect from time to time to convert a Libor Loan to a Prime Loan by giving Bank at least three (3) Business Days' prior irrevocable notice of such election, and any such conversion of a Libor Loan shall be made on the last day of the Interest Period with respect thereto.

        3.2 Failure of Notice by Borrower. If Borrower otherwise fails to give notice specifying its requests with respect to any Libor Loans that are scheduled to become due, such failure shall be deemed, in the absence of any notice from Borrower to the contrary, to be notice of a requested advance in the form of a Prime Loan in a principal amount equal to the amount of said Libor Loan.

        4.      PREPAYMENTS.

        4.1 Voluntary Prepayment by Borrower. Subject to the terms and conditions of the Note and this Addendum, Borrower may, upon at least three (3) Business Days' irrevocable notice to Bank as provided herein, at any time and from time to time on any Business Day prepay any Prime Loan or Libor Loan in whole or in part, without penalty or premium, other than customary actual "Breakage Fees" and "Prepayment Costs" as defined below, resulting from prepayment of any Libor Loan prior to the expiration of the Interest Period relating thereto. The notice of prepayment shall specify the date and amount of the prepayment, and the Loan to which the prepayment applies. Each partial prepayment of a Libor Loan shall be in an amount not less than Fifty Thousand Dollars ($50,000) or such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000); provided that unless a Libor Loan is prepaid in full, no prepayment shall be made if, after giving effect to such prepayment, the aggregate principal amount of Libor Loans having the same Interest Period shall be less than One Million Dollars ($1,000,000). Notice of prepayment having been delivered as aforesaid, the principal amount of the prepayment specified in such notice shall become due and payable on the prepayment date set forth in such notice. All payments of principal under this Section 4 shall be accompanied by accrued but unpaid interest on the amount being prepaid through the date of such prepayment.

        4.2 Breakage Fees. If for any reason (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a Libor Loan into a Prime Loan, or acceleration), Bank receives all or part of the principal amount of a Libor Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the Breakage Fees, defined as the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank (without regard to whether Bank actually so invests said funds) by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive and final, absent manifest error.

        4.3 Prepayment Costs. Borrower shall pay to Bank, upon the demand of Bank, such other amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any loss, costs or expense incurred by it as a result of any prepayment by Borrower (including voluntary or mandatory prepayment, voluntary or mandatory conversion of a Libor Loan into a Prime Loan, or prepayment due to acceleration) of all or part of the principal amount of a Libor Loan prior to the last day of the Interest Period for such Loan (including without limitation any failure by Borrower to borrow a Libor Loan on the Loan Date for such borrowing specified in the relevant notice of borrowing hereunder). Such costs shall include, without limitation, any interest or fees payable by Bank to lenders of funds obtained by it in order to make or maintain its loans based on the London interbank eurodollar market. Bank's determination as to such costs shall be conclusive and final, absent manifest error.

        5.      REMEDIES UPON EVENTS OF DEFAULT.

        5.1 Conversion to Prime Loans. If any Event of Default has occurred and is continuing under the Note or this Addendum, then in addition to all other remedies available to Bank under the Note, at the option of Bank and without demand or notice, all Libor Loans then outstanding shall be automatically converted to Prime Loans on the last day of each respective Interest Period for each Libor Loan.

        5.2 Indemnity. Borrower agrees to pay and indemnify Bank for, and to hold Bank harmless from, any and all cost, loss or expense (including without limitation any such cost, loss or expense arising from interest or fees payable by Bank to lenders of funds obtained by it in order to maintain its Libor Loans hereunder, or in its reemployment of funds obtained in connection with the making or maintaining of Libor Loans) which Bank may sustain or incur as a consequence of any default by Borrower in connection with or related to: (a) payment of the principal amount of or interest on Libor Loans, (b) making a borrowing or conversion of a Libor Loan after Borrower has given a notice thereof in accordance with this Addendum, or (c) making a prepayment of a Libor Loan after Borrower has given a notice thereof in accordance with this Addendum, or any prepayment (whether optional or mandatory) of any Libor Loan prior to the end of the applicable Interest Period for such Loan.

        6.      ADDITIONAL PROVISIONS REGARDING LIBOR LOANS

        6.1 Libor Rate Taxes. All payments of principal, interest, fees, costs, expenses and all other amounts payable to Borrower pursuant to the Note and this Addendum shall be made free and clear of and without reduction by reason of all present and future income, stamp and other taxes or other charges whatsoever imposed, assessed, levied or collected by any national government or any political subdivision or taxing authority thereof or any organization of which it is a member (excluding (i) any taxes imposed on or measured by the overall net income or gross receipts of Bank by any such entity, and (ii) any taxes which would have been imposed even if no provisions for Libor Loans had appeared in this Addendum) (collectively, "Libor Taxes").

        If any Libor Taxes are required to be withheld from any amounts payable to Bank, Borrower shall pay such additional amounts as may be necessary so as to yield to Bank a net amount equal to the total amount of the payments provided for in this Addendum or under the Note which Bank would have received if such amounts had not been subject to Libor Taxes.

        If any Libor Taxes are payable directly by Borrower, they shall be paid by Borrower prior to the date on which penalties attach for failure to timely pay such Libor Taxes. Within forty five (45) days after the date on which payment of any such Libor Taxes is due pursuant to applicable law, Borrower will furnish Bank the original receipt for the full payment of such Libor
Taxes or, if such is not available, evidence of such payment satisfactory in form and substance to Bank. Borrower shall indemnify and hold Bank harmless against, and will reimburse to Bank, upon demand, any incremental taxes, interest or penalties that may become payable by Bank as a result of any failure by Borrower to pay any Libor Taxes when due.

L617E (5/96)                   Page 3 of 4

        6.2 Inability to Determine Fair Interest Rate. If any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the Libor Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, (ii) the Libor Rate does not accurately reflect the cost to Bank of lending the Libor Loan, or
(iii) by reason of any changes arising after the date of the Note affecting the London interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in Sections
2.1 and 2.2 above, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to Libor Loans, or until such time as Bank notifies Borrower that the circumstances giving rise to Bank's notice no longer exist. While such circumstances continue to exist, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) any Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

        6.3 Illegality and Impracticability. If (i) due to any governmental Regulation it shall become unlawful for Bank to continue to fund or maintain any Libor Loans, or to perform its obligations hereunder, or (ii) due to any contingency occurring after the date of the Note which has a material adverse effect on the London interbank eurodollar market, it has become impracticable for Bank to continue to fund or maintain any Libor Loans, or to perform its obligations hereunder, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank's obligation to make Libor Loans shall terminate, and in such event, (x) any requested Libor Loan shall be treated as a request for a Prime Loan, (y) Prime Loan that was to have been converted to a Libor Loan shall be continued as a Prime Loan, and (z) any outstanding Libor Loan shall be converted retroactively, on the first day of the then current Interest Period with respect thereto, to a Prime Loan.

        6.4 Governmental Regulations; Increased Costs. Borrower shall pay to Bank, within 15 days after demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any increased costs incurred by Bank that Bank determines are attributable to its making or maintaining of any Libor Loans to Borrower (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:


                (a) imposes a new tax or changes the basis of taxation of any amounts payable to Bank under the Note or this Addendum in respect of any Libor Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

                (b) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits or other liabilities with or for the account of Bank (including any Libor Loans or any deposits referred to in the definition of Libor Base
Rate); or

                (c) imposes any other condition affecting the Note (or any of such extensions of credit or liabilities); or

                (d) imposes or modifies a Governmental Regulation regarding capital adequacy which has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank ("Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material.

        Bank will notify Borrower of any event occurring after the date of the Note which will entitle Bank to Additional Costs pursuant to this Section 6.4 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for Additional Costs under this Section 6.4. Determinations and allocations by Bank for purposes of this
Section 6.4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Libor Loans or of making or maintaining Libor Loans or on amounts receivable by it in respect of Libor Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive and final, absent manifest error.

        This Addendum is executed as of the date first written above.

BORROWER                                   BANK

QUADRAMED CORPORATION                      IMPERIAL BANK,
-----------------------------------,       a California banking corporation
a California corporation
-----------------------------------        By
By  /s/ John Cracchiolo                         --------------------------------
   --------------------------------           Its
Its Chief Financial Officer                       ----------------------------
    -------------------------------

By
   --------------------------------,
Its
    ------------------------------

L 617 E (5/96)                    Page 4 of 4

The following Reference Provision is by this reference incorporated in the Note Dated July 2, 1997

        REFERENCE PROVISION

1. Other than (i) non-judicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law each controversy, dispute or claim between the parties arising out of or relating to this Note ("Agreement"), which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor section, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the Real Property, if any, is located or Los Angeles County if none (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or and subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCI
Section 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP
Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following the notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen
(15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.


                                                                         INITIAL
Page 1 of 2                                                                 HERE
                                                                            J.C.

2. Except as expressly set forth in this Agreement, the referee shall determine the manner which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

3. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment of any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

4. In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to all such arbitration proceeding.

QUADRAMED CORPORATION

By   /s/ John V. Cracchiolo
   ---------------------------

   ---------------------------

[LOGO IMPERIAL BANK LOGO]
Member FDIC                                July 2, 1997

456 Montgomery Street
San Francisco, California                  Borrower:  QuadraMed Corporation

Subject:  Credit Terms and Conditions ("Agreement")

Gentlemen:

To induce you to make loans to the undersigned (herein called "Borrower"), and in consideration of any loan or loans you, in your sole discretion, may make to Borrower, Borrower warrants and agrees as follows:

A.  Borrower represents and warrants that:
    1.  EXISTENCE AND RIGHTS.
            QuadraMed Corporation is a corporation.

Borrower is duly organized and existing and in good standing under the laws of the State of Delaware and is authorized and in good standing to do business in the State of California. Borrower has powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each State in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary, and Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity, except as previously disclosed to Bank (including an April, 1997, $2,500,000 investment for its 10.2% equity interest in EDI, USA). Upon Borrower's settlement of litigation involving Pendleton and Sodahl, Borrower intends to invest approximately $1,200,000 in VantageMed, a company set up to acquire and operate healthcare businesses.

    2. AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, or Articles of Association, as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

    3. NO CONFLICT. The execution, delivery and performance of this Agreement are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

    4. LITIGATION. With the exception of a lawsuit filed by Richard W. Pendleton et al. against Borrower, a lawsuit filed by various parties against Seton Financial (Seton Financial was acquired by Borrower in December,
1993), a lawsuit not yet filed but threatened to be filed by Option Care of Florida against Borrower, and a counterclaim against Borrower and other named plaintiffs resulting from a lawsuit recently filed by Borrower against Integrated Systems Solutions Corporation, there is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

        5. FINANCIAL CONDITION. The balance sheet of Borrower as of 3/31/97, and the related profit and loss statement for the quarter ending on that date, a copy of which has heretofore been delivered to you by Borrower, and all other statements and data submitted in writing by Borrower to you in connection with this request for credit are true and correct, and said balance sheet and profit and loss statement truly present the financial condition of Borrower as of the date thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no materially adverse changes in the financial condition or business of Borrower. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.

    6. TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by Section C.3 hereof.

    7. TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

    8. TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

    9. REGULATION U. The proceeds of this loan shall not be used to purchase or carry margin stock (as defined with Regulation U of the Board of Governors of the Federal Reserve system).

B. Borrower agrees that so long as it is indebted to you, it will, unless you shall otherwise consent in writing:

    1. RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

    2. INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses.

    3. TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as: (a) The same are being contested in good faith and by appropriate proceedings in such manners as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder, and
(b) it shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

    4. RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit your representatives to have access to, and to examine its properties, books and records at all reasonable times; and furnish you:
(a) As soon as available, and in any event within 50 days after the close of each; fiscal quarter of Borrower, commencing with the quarter next ending, a balance sheet, profit and loss statement and reconciliation of Borrower's capital accounts, and 10-Q Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by borrower and certified by an appropriate officer of Borrower, subject, however, to year-end audit adjustments;
(b) As soon as available, and in any event within 95 days after the close of each fiscal year of Borrower, a report of audit of Company and 10-K Annual Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 as of the close of and for such fiscal year, all in reasonable detail and stating in comparative form the figures as of the close of and for the previous fiscal year, with the unqualified opinion of accountants satisfactory to you.
(c) Within 50 days after the close of each fiscal quarter of Borrower and within 95 days after the close of each fiscal year of Borrower, a certificate by chief financial officer or partner of Borrower, stating that Borrower has performed and observed each and every covenant contained in this Letter of Inducement to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein, or, if any such event has occurred or any such condition exists, specifying the nature thereof;
(d) Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with such annual or interim audit of the accounts of Borrower made by such accountants;
(e) Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Borrower shall send to its stockholders, if any, and copies of all reports which Borrower may file with the Securities and Exchange Commission or any governmental authority at any time substituted therefor; and
(f) Such other information relating to the affairs of Borrower as you reasonably may request from time to time.
(g) Notice of Default. Promptly notify the Bank in writing of the occurrence of any event of default hereunder or any event which upon notice and lapse of time would be an event of default.

C. Borrower agrees that so long as it is indebted to you, it will not, without your written consent (for items 1-5) or your receipt of notification of acquisition, sale of business, merger, or consolidation (for item 6):
    1. TYPE OF BUSINESS; MANAGEMENT. Make any substantial change in the character of its business; or make any change in its executive management.
    2. OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from you except obligations now existing as shown in financial statement dated 3/31/97, excluding those being refinanced by your bank or capitalized leases; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due to become due.
   3. LIENS AND ENCUMBRANCES. Create, incur, or assume any mortgage, pledge encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent, liens in your favor, and liens for capitalized leases.
   4. LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business (including up to a maximum of $1,200,000 in loans to and/or investments in Vantage Med, a company set up to acquire and operate healthcare businesses) as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.
   5. DIVIDENDS, STOCK PAYMENTS. If a corporation, declare or pay any dividend (other than dividends payable in common stock of Borrower) or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock, with the exception of $250,000 allowed on an annual basis for Borrower's repurchase of stock from employees, officers, directors, and consultants
   6. ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

D. The occurrence of any one of the following events of default shall, at your option, terminate your commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to you immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived;
   1. FAILURE TO PAY NOTE. Failure to pay any installment of principal or of interest on any indebtedness of Borrower to you.
   2. BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this Agreement binding upon Borrower.
   3. BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.
   4. INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.
   5. JUDGMENTS, ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of 10 days or in any event later than five days prior to the date of any proposed sale thereunder.
   6. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall be consented to.

E. MISCELLANEOUS PROVISIONS.
   1. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of your Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any note issued in connection with a loan that your Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.



See Addendum dated July 2, 1997 attached hereto and incorporated herein by this reference for additional terms. In the event of a conflict between this Agreement and the Addendum, the terms in the Addendum prevail.




QuadraMed Corporation


By  /s/ JOHN V. CRACCHIOLO
    --------------------------------------------
    John V. Cracchiolo, Executive Vice President
      and Chief Financial Officer
      (Authorized Signature and Title)

                             QUADRAMED CORPORATION
           ADDENDUM TO CREDIT TERMS AND CONDITIONS DATED JULY 2, 1997

I. FINANCIAL COVENANTS

Borrower to maintain on a quarterly basis unless stated otherwise:

o MINIMUM QUICK RATIO OF TWO AND A HALF TO ONE (2.5:1) beginning with the quarter ending June 30, 1997. Quick ratio is defined as Cash and Cash Equivalents plus Trade Accounts Receivable divided by Current Liabilities.

o MINIMUM TANGIBLE NET WORTH OF TWENTY MILLION DOLLARS ($20,000,000) beginning with the quarter ending June 30, 1997. Tangible Net Worth is defined as the financial statement net worth of Borrower prepared according to generally accepted accounting principles less intangible assets.

o MAXIMUM TOTAL LIABILITIES TO TANGIBLE NET WORTH OF ONE HALF TO ONE (.50:1) beginning with the quarter ending June 30, 1997.

o MINIMUM NET CASH FLOW OF AT LEAST FIVE MILLION DOLLARS ($5,000,000). Net Cash Flow is defined as the sum of Borrower's annual after-tax income, depreciation, amortization, and any non-recurring expenses (non-recurring expenses include start-up costs associated with the development of a claims processing clearinghouse in Atlanta, Georgia to service Borrower's claims processing contract with EDIUSA), less any non-recurring income, distributions, dividends, the current portion of any long term debt, and the current portion of capitalized leases; all as shown on Borrower's regular financial statements prepared in accordance with GAAP. This covenant will be monitored beginning with the fiscal year ending December 31, 1997.

o       AFTER-TAX PROFITABILITY ON A QUARTERLY BASIS.

II. OTHER COVENANT

o Principal operating accounts and banking activities of Borrower to be maintained with Bank. Borrower agrees to maintain monthly average demand deposit account collected balances of not less than Two Hundred and Fifty Thousand Dollars ($250,000), as well as Time Certificates of Deposit.

QUADRAMED CORPORATION

ACCEPTED AND AGREED TO ON 7/2, 1997.


By: /s/ JOHN V. CRACCHIOLO
   ------------------------------------
   John V. Cracchiolo
   Executive Vice President and Chief Financial Officer